As filed with the Securities and Exchange Commission on April 9, 2021

Registration No. 333-235286

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

___________________________

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

___________________________

WANDA SPORTS GROUP COMPANY LIMITED
(Exact name of registrant as specified in its charter) ___________________________
Hong Kong	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

9/F, Tower B, Wanda Plaza 93 Jianguo Road, Chaoyang District 100022, Beijing People's Republic of China +86-10-8558-8813
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices) ___________________________ Equity Incentive Plan (Full title of the plan)

___________________________

Cogency Global Inc. 122 East 42nd Street, 18th Floor New York, New York 10168 (212) 947-7200
(Name, address, including zip code, and telephone number, including area code, of agent for service)

___________________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☐
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

___________________________

Copies to:

Hengming Yang Chief Executive Officer Wanda Sports Group Company Limited 9/F, Tower B, Wanda Plaza 93 Jianguo Road, Chaoyang District 100022, Beijing People's Republic of China +86-10-8558-8033	Mark S. Bergman, Esq.
Xiaoyu Greg Liu, Esq.
Paul, Weiss, Rifkind, Wharton & Garrison LLP
Unit 5201, Fortune Financial Center
5 Dongsanhuan Zhonglu
Chaoyang District, Beijing, 100020
People's Republic of China
Tel: +86-10-5828-6300
Fax: +86-10-6530-9070/9080

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (this “Amendment”) relates to the Registration Statement on Form S-8 (Registration No. 333-235286) filed by Wanda Sports Group Company Limited (the “Company”) with the U.S. Securities and Exchange Commission (the “Commission”) on November 27, 2019 (the “Registration Statement”) pursuant to which the Company registered an aggregate of 10,791,118 of its class A ordinary shares, no par value (the “Class A Ordinary Shares”), for issuance under its Equity Incentive Plan (the “Plan”). As noted in the Registration Statement, these Class A Ordinary Shares may be represented by the Company’s American depositary shares (“ADSs”) (with every two ADSs representing three Class A Ordinary Shares). The Registration Statement registered the Class A Ordinary Shares for issuance by the Company upon the exercise of options granted under the Plan.

On January 29, 2021, the deposit agreement under which the ADSs were issued terminated and, following the Company’s filing of Form 25 with the Commission on January 19, 2021, the delisting of the ADSs on Nasdaq became effective. As a result of the foregoing, the ADSs are no longer tradeable and there is no longer any listing of any securities of the Company on any stock exchange in the United States or elsewhere.

The Company has terminated all offerings of Class A Ordinary Shares pursuant to the Registration Statement. Accordingly, the Company is filing this Amendment pursuant to Rule 478 under the Securities Act of 1933, as amended (the “Securities Act”), to terminate, as of the date hereof, the effectiveness of the Registration Statement and deregister any unissued Class A Ordinary Shares previously registered under the Registration Statement and issuable under the Plan. The Registration Statement is amended, as appropriate, to reflect the deregistration of all such securities as set forth in this Amendment that remain unsold as of the date hereof.

The Company intends to file with the Commission a Form 15 to terminate the registration of the ADSs under Section 12(g) of the Securities Exchange Act of 1934, as amended, and suspend its duty to file reports under Sections 13(a) and 15(d) of the Exchange Act, when it is in a position to do so.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Beijing, China, on April 9, 2021.

Wanda Sports Group Company Limited

By:	/s/ Hengming Yang
Name: Hengming Yang
Title: Chief Executive Officer

No other person is required to sign this Post-Effective Amendment No. 1 in reliance upon Rule 478 under the Securities Act.

[Signature Page – S-8 POS]